Exhibit 99.1

Ranpak Appoints Former Amazon Global Treasurer to Its Board of Directors

CONCORD TOWNSHIP, OHIO,  March 4, 2020  -- Ranpak Holdings Corp. (“Ranpak”) (NYSE: PACK), a leading provider of environmentally sustainable, systems-based, product protection solutions for e-commerce and industrial supply chains, today announced that on March 3, 2020, Kurt Zumwalt was appointed to the company’s board of directors, effective immediately. Most recently, Mr. Zumwalt was Global Treasurer of Amazon.com, where he spent 15 years managing the company’s cash, investments and debt financings, in addition to other finance-related duties.

Mr. Zumwalt brings extensive experience in executive leadership and scaling global businesses to Ranpak’s board. At Amazon, Mr. Zumwalt played an integral role in facilitating growth at Amazon by building and scaling the company’s treasury and financing capability as its revenue grew from $8 billion to over $250 billion on an annualized basis. He left Amazon in August 2019 and is currently on the board of directors of Omeros Corporation (NASDAQ: OMER), an innovative biopharmaceutical company, as well as both the United States Tennis Association (USTA) and the USTA Foundation.

“We’re excited to welcome Kurt to Ranpak’s board of directors,” said Omar Asali, Chairman and Chief Executive Officer of Ranpak. “Kurt is a recognized leader in the e-Commerce industry whose extensive commercial and corporate strategy experience will be instrumental as we execute on our vision of growth and expansion at Ranpak.”

“Ranpak is at the forefront of improving the environmental sustainability of supply chains throughout the world.” said Zumwalt. “I’m thrilled to be part of a company with the goal of helping businesses improve efficiency while reducing their environmental footprint and I look forward to helping Omar and the Ranpak team bring their vision to organizations around the world.”

About Ranpak

Founded in 1972, Ranpak's goal was to create the first environmentally responsible system to protect products during shipment. The development and improvement of materials, systems and total solution concepts have earned Ranpak a reputation as an innovative leader in e-commerce and industrial supply chain solutions. Ranpak is headquartered in Concord Township, Ohio and has approximately 550 employees.

Additional Information and Where to Find It

Additional information about Ranpak can be found on its website: https://www.ranpak.com

Contact Information

Investor Inquiries:
Bill Drew
Trent Meyerhoefer
ir@ranpak.com

Source: Ranpak Holdings Corp.